Exhibit 99

Media:	Tom Robinson (816) 556-2902
Investor:	Todd Allen (816) 556-2083

FOR IMMEDIATE RELEASE

Great Plains Energy Defines Calpine Corporation Exposure

Kansas City, MO, December 23, 2005 - Great Plains Energy (NYSE: GXP), confirmed today that Calpine Energy Services, LP ("CES"), a subsidiary of Calpine Corporation, has filed a motion with the U.S. Bankruptcy Court for the Southern District of New York seeking permission to reject a Power Sales Agreement between CES and Strategic Energy, L.L.C., a subsidiary of Great Plains Energy. In the event that the motion is granted, Great Plains Energy estimates, using current forward prices, that rejection of this contract could reduce 2006 earnings by up to $4.0 million. A rejection of this contract would not impact 2005 earnings.

The power deliveries contracted under this agreement are approximately 140,000 Mwh's through 2007, less than 1% of Strategic Energy's total forward power purchases currently under contract. The company has adequate supply in the existing portfolio to cover this position should the motion to reject be granted.

Great Plains Energy Incorporated (NYSE:GXP) headquartered in Kansas City, MO, is the holding company for Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest, and Strategic Energy LLC, a competitive electricity supplier. The Company's web site is www.greatplainsenergy.com.

CERTAIN FORWARD-LOOKING INFORMATION - Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry and the Company; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company's actions by the Public Utility Holding Company Act of 1935; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality; financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on the Company's pension plan assets and costs; ability to maintain current credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of unplanned generation outages; delays in the anticipated in-service dates of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; performance of projects undertaken by the Company's non-regulated businesses and the success of efforts to invest in and develop new opportunities; and other risks and uncertainties. This list of factors is not all-inclusive because it is not possible to predict all factors.

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